As filed with the Securities and Exchange Commission on October 15, 2008

Registration No. 333-151900

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

GREEN PLAINS RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Iowa	84-1652107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska 68114	(402) 884-8700
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

(1) Employment Agreement with Todd Becker (150,000 shares)

(2) Non-Statutory Stock Option and Restricted Stock Agreements (310,000 shares)

(3) Consulting Agreements and Option Assumption Agreements (267,528 shares)

(Full title of the plan)

Wayne B. Hoovestol

Chief Executive Officer

Green Plains Renewable Energy, Inc.

9420 Underwood Ave., Suite 100

Omaha, Nebraska 68114

(402) 884-8700

(Name, address and telephone number of agent for service)

Copy to:

Michelle S. Mapes, Esq.

Husch Blackwell Sanders LLP

1620 Dodge Street, Suite 2100

Omaha, Nebraska 68102

(402) 964-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	727,528	$5.48	$3,986,853	$157

(1)

This Registration Statement shall also be deemed to register any additional shares of common stock that may be issued pursuant to any anti-dilution provisions of the plans as the result of any stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.  The maximum offering price per share is based on the average of the high and low prices of the Company’s Common Stock as listed on the Nasdaq Stock Market on October 10, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8.  The documents constituting Part I of this Registration Statement will be sent or given to plan participants as required by Rule 428(b).  Green Plains Renewable Energy, Inc. ( the “Company”) is not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 1.  Plan Information.

Not required to be filed with the Commission.

Item 2.  Registrant Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Items 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference in this registration statement:

1.

Annual Report on Form 10-K for the fiscal year ended November 30, 2007.

2.

Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2008.

3.

Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2008.

4.

Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2008.

5.

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since November 30, 2007, except for information furnished under Current Reports on Form 8-K, which are not deemed filed and not incorporated herein by reference.

6.

The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 16, 2005, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company has entered into Indemnity Agreements with each of its officers and directors. Those Indemnity Agreements generally obligate the Company to indemnify such persons for costs, such as attorney's fees, relating to claims or threats of claims or investigations against such persons. The Company is not obligated to so indemnify such persons for costs associated with claims brought by such persons (subject to certain exceptions), where a settlement is not consented to be the Company, where insurance coverage applies to such costs, or where such person is found to have acted unlawfully or a court determines that the indemnification would be unlawful. Iowa law authorizes, and the Company’s Bylaws provide for, indemnification of the Company’s directors and officers against claims, liabilities, amounts paid in settlement, and expenses in a variety of circumstances. Indemnification for liabilities may be permitted for the Company’s directors, officers and controlling persons pursuant to the foregoing or otherwise. However, the Company has been advised that, in the opinion of the Commission, indemnification for certain liabilities is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.  The Company carries an insurance policy covering officers and directors, as well as its potential liability under the Indemnity Agreements.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description
5.1	Opinion of Husch Blackwell Sanders LLP
23.1	Consent of Husch Blackwell Sanders LLP (contained in Exhibit 5.1 hereto)
23.2	Consent of L.L. Bradford & Company, LLC

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

a.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That: Paragraphs (a)(i) and (a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

b.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on October 15, 2008.

GREEN PLAINS RENEWABLE ENERGY, INC.

By:  /s/ Wayne B. Hoovestol

Wayne B. Hoovestol

Chief Executive Officer

(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Wayne B. Hoovestol as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority  to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Wayne B. Hoovestol	Chief Executive Officer, Director	October 15, 2008
Wayne B. Hoovestol	(Principal Executive Officer)

/s/ Jerry L. Peters	Chief Financial Officer	October 15, 2008
Jerry L. Peters	(Principal Financial and Accounting Officer)

/s/ Brian D. Peterson	Director	October 15, 2008
Brian D. Peterson

/s/ Gordon F. Glade	Director	October 15, 2008
Gordon F. Glade

/s/ Gary R. Parker	Director	October 15, 2008
Gary R. Parker

/s/ Jim Anderson	Director	October 15, 2008
Jim Anderson

/s/ James Barry	Director	October 15, 2008
James Barry

/s/ James Crowley	Director	October 15, 2008
James Crowley

/s/ Michael Walsh	Director	October 15, 2008
Michael Walsh

/s/ Alain Treuer	Director	October 15, 2008
Alain Treuer

Index of Exhibits

Exhibit Number	Description
5.1	Opinion of Husch Blackwell Sanders LLP
23.1	Consent of Husch Blackwell Sanders LLP (contained in Exhibit 5.1 hereto)
23.2	Consent of L.L. Bradford & Company, LLC